EXHIBIT 4.2
THE LUBRIZOL CORPORATION,
as Issuer
and
Wells Fargo Bank, National Association,
as Trustee
FIRST SUPPLEMENTAL INDENTURE
Dated as of January 27, 2009
to the Indenture dated as of January 27, 2009
8.875% Senior Notes due 2019

TABLE OF CONTENTS

Page
ARTICLE 1

APPLICATION OF SUPPLEMENTAL INDENTURE

Section 1.01. Application of First Supplemental Indenture	2

ARTICLE 2
DEFINITIONS

Section 2.01. Certain Terms Defined in the Indenture	2
Section 2.02. Definitions	2

ARTICLE 3
FORM AND TERMS OF THE NOTES

Section 3.01. Form and Dating	5
Section 3.02. Terms of the Notes	5
Section 3.03. Optional Redemption	8
Section 3.04. Repurchase of Notes upon a Change of Control	9

ARTICLE 4
MISCELLANEOUS

Section 4.01. Trust Indenture Act Controls	10
Section 4.02. New York Law to Govern	10
Section 4.03. Counterparts	11
Section 4.04. Severability	11
Section 4.05. Ratification	11
Section 4.06. Effectiveness	11
Section 4.07. Trustee Makes No Representation	11

EXHIBIT A – Form of 8.875% Senior Note due 2019	A-1

i

FIRST SUPPLEMENTAL INDENTURE
          SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of January 27, 2009, between The Lubrizol Corporation, an Ohio corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”).
RECITALS OF THE COMPANY
          WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of January 27, 2009 (the “Base Indenture,” and together with the First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of Securities to be issued in one or mores series as provided in the Indenture;
          WHEREAS, Section 901 of the Base Indenture provides, among other things, that the Company and the Trustee may enter into indentures supplemental to the Base Indenture, without the consent of any Holders of Securities, to establish the form of any Security, as permitted by Section 201 of the Base Indenture, and to provide for the issuance of the Notes (as defined below), as permitted by Section 301 of the Base Indenture, and to set forth the terms thereof;
          WHEREAS, the Company desires to execute this First Supplemental Indenture pursuant to Section 201 of the Base Indenture to establish the form, and pursuant to Section 301 of the Base Indenture to provide for the issuance, of a series of its senior notes designated as its 8.875% Senior Notes due February 1, 2019 (the “Notes”), in an initial aggregate principal amount of $500,000,000. The Notes are a series of securities as referred to in Section 301 of the Base Indenture.
          WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 102 and 903 of the Base Indenture to the effect that the execution and delivery of the First Supplemental Indenture is authorized or permitted under the Base Indenture and that all conditions precedent provided for in the Base Indenture to the execution and delivery of this First Supplemental Indenture to be complied with by the Company have been complied with;
          WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture;
          WHEREAS, all things necessary have been done by the Company to make this First Supplemental Indenture, when executed and delivered by the Company, a valid and legally binding instrument; and
          WHEREAS, all things necessary have been done by the Company to make the Notes, when executed by the Company and authenticated and delivered in accordance with the provisions of this Indenture, the valid obligations of the Company;

          NOW, THEREFORE:
          In consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Notes as follows:
ARTICLE 1
APPLICATION OF SUPPLEMENTAL INDENTURE
          Section 1.01. Application of First Supplemental Indenture. Notwithstanding any other provision of this First Supplemental Indenture, all provisions of this First Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other securities issued under this Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document. All Initial Notes and Additional Notes, if any, will be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.
ARTICLE 2
DEFINITIONS
          Section 2.01. Certain Terms Defined in the Indenture. For purposes of this First Supplemental Indenture, all capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Base Indenture, as amended hereby.
          Section 2.02. Definitions. For the benefit of the Holders of the Notes, Section 1.1 of the Base Indenture shall be amended by adding the following new definitions:
          “Additional Notes” has the meaning specified in Section 3.02(b) hereto.
          “Change of Control” means the occurrence of any of the following: (1) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than the Company or one of its Subsidiaries) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company or other Voting Stock into which the Voting Stock of the Company is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (2) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and the assets of its Subsidiaries, taken as a whole, to one or more “persons” (as that term is used in Section 13(d) of the Exchange Act) (other than to the Company or one of its Subsidiaries); (3) the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act), or any such person consolidates with, or merges with or into, the Company, in either case, pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the Company’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; (4) the adoption of a plan relating to the Company’s liquidation or dissolution; or (5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.
          “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
          “Comparable Treasury Issue” means the United States Treasury security or securities selected by a Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.
          “Comparable Treasury Price” means, with respect to any Redemption Date, (A) the arithmetic average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average of all quotations for such Redemption Date.
          “Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued, (2) was nominated for election to such Board of Directors with the approval of a committee of the Board of Directors consisting of a majority of independent Continuing Directors or (3) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Global Note” means, individually and collectively, each of the Notes in the form of Global Securities issued to the Depositary or its nominee, substantially in the form of Exhibit A.
          “Initial Notes” has the meaning specified in Section 3.02(b) hereto.
          “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, if applicable, the equivalent investment grade credit rating from any Substitute Rating Agency selected by the Company.
          “Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.
          “Notes” has the meaning specified in the recitals hereto.

          “Primary Treasury Dealer” means a primary U.S. Government securities dealer in The City of New York.
          “Principal Amount” means the aggregate principal amount of all Outstanding Initial Notes and Additional Notes.
          “Quotation Agent” means one of the Reference Treasury Dealers appointed by the Company; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer.
          “Rating Agencies” means (1) each of Moody’s and S&P and (2) if any of Moody’s and S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, a Substitute Rating Agency in lieu thereof.
          “Rating Event” means the rating on the Notes is lowered independently by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day during the period commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control and ending 60 days following consummation of such Change of Control (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies).
          “Redemption Date” when used with respect to the Notes to be redeemed, means the date fixed for such redemption pursuant to the Indenture or this First Supplemental Indenture.
          “Reference Treasury Dealer” means any of Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. or their respective affiliates, which are primary U.S. Government securities dealers in The City of New York, and their respective successors plus two other primary U.S. Government securities dealers in The City of New York selected by the Company; provided, however, that if any of the foregoing or their affiliates shall cease to be a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer.
          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its Principal Amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 3:30 p.m. New York City time on the third Business Day preceding such Redemption Date.
          “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
          “Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Rule l5c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Company (as certified by a resolution of the Board of Directors of the Company) and which is reasonably acceptable to the Trustee as a replacement agency for Moody’s or S&P, or both of them, as the case may be.
          “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its Principal Amount) equal to the Comparable Treasury Price for such Redemption Date.
          “Trustee” has the meaning specified in the first paragraph hereto.
          “Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.
ARTICLE 3
FORM AND TERMS OF THE NOTES
          Section 3.01. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A attached hereto. The Notes shall be executed on behalf of the Company by an Officer of the Company. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes and any beneficial interest in the Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
          The terms and notations contained in the Notes shall constitute, and are hereby expressly made, a part of the Indenture, and the Company and the Trustee, by their execution and delivery of this First Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby.
          (a) Global Note. The Notes shall be issued initially in permanent global form (the “Global Note”), which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Depositary and registered in the name of Cede & Co., the Depositary’s nominee, duly executed on behalf of the Company by an Officer, authenticated by the Trustee.
          (b) Book-Entry Provisions. This Section 3.01(b) shall apply only to the Global Note deposited with or on behalf of the Depositary.
          The Company shall execute and the Trustee shall, in accordance with this Section 3.01(b), authenticate and deliver each Global Note that shall be registered in the name of the Depositary or the nominee of the Depositary and shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions.
          Section 3.02. Terms of the Notes. The following terms relating to the Notes are hereby established:

          (a) Title. The Notes shall constitute a series of Securities having the title “8.875% Senior Notes due 2019”.
          (b) Principal Amount. The aggregate principal amount of the Notes that may be initially authenticated and delivered under the Indenture (the “Initial Notes”) shall be $500,000,000. The Company may from time to time, without the consent of the Holders of Notes, issue additional Notes (in any such case “Additional Notes”) having the same ranking and the same interest rate, Maturity and other terms as the Initial Notes. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires.
          (c) Maturity Date. The entire Outstanding principal of the Notes shall be payable on February 1, 2019.
          (d) Interest Rate.
     (i) The rate at which the Notes shall bear interest shall be 8.875% per annum, subject to Section 3.02(d)(ii); the date from which interest shall accrue on the Notes shall be January 27, 2009, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Notes shall be February 1 and August 1 of each year, beginning August 1, 2009; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Notes are registered at the close of business on the Regular Record Date for such interest, which shall be the January 15 or July 15, as the case may be, immediately preceding such Interest Payment Date.
     (ii) The interest rate payable on the Notes shall be subject to adjustments from time to time if either Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof) downgrades (or subsequently upgrades) the debt rating assigned to the Notes, in the manner described below.
          If the rating of the Notes from Moody’s (or any Substitute Rating Agency) is decreased to a rating set forth in the immediately following table, the interest rate on the Notes shall increase from the interest rate payable on the Notes on the date of their initial issuance by the percentage set forth opposite that rating:

Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.

          If the rating of the Notes from S&P (or any Substitute Rating Agency) is decreased to a rating set forth in the immediately following table, the interest rate on the Notes shall increase from the interest rate payable on the Notes on the date of their initial issuance by the percentage set forth opposite that rating:

S&P Rating*	Percentage
BB+	0.25%

BB	0.50%

BB-	0.75%

B+ or below	1.00%

*	Including the equivalent ratings of any Substitute Rating Agency.
          If at any time the interest rate on the Notes has been adjusted upward and either Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof), as the case may be, subsequently increases its rating of the Notes to any of the threshold ratings set forth above, the interest rate on the Notes shall be decreased such that the interest rate for the Notes equals the interest rate payable on the Notes on the date of their initial issuance plus the percentages set forth opposite the applicable ratings from the tables above in effect immediately following the increase. If Moody’s (or any Substitute Rating Agency) subsequently increases its rating of the Notes to Baa3 or higher (or an equivalent rating of such Substitute Rating Agency), and S&P (or any Substitute Rating Agency) increases its rating to BBB- or higher (or an equivalent rating of such Substitute Rating Agency), the interest rate on the Notes shall be decreased to the interest rate payable on the Notes on the date of their initial issuance. In addition, the interest rate on the Notes shall permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both Rating Agencies) if the Notes become rated A3 and A- or higher by Moody’s and S&P, respectively (or, in either case, the equivalent ratings of any Substitute Rating Agency, or one of these ratings if the Notes are only rated by one Rating Agency).
          Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof), shall be made independent of any and all other adjustments. In no event shall (1) the interest rate payable for the Notes be reduced to below the interest rate payable on the Notes on the date of their initial issuance or (2) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance.
          For so long as only one Rating Agency provides a rating on the Notes, any subsequent increase or decrease in the interest rate of the Notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating. For so long as no Rating Agency provides a rating of the Notes, the interest rate on the Notes shall increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the Notes on the date of their initial issuance.
          Any interest rate increase or decrease described above shall take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate, and shall continue until the next subsequent interest rate increase or decrease. If Moody’s or S&P or any Substitute Rating Agency thereof changes its rating of the Notes more than once during any particular interest period, the last change by such Rating Agency during such period shall control for purposes of any interest rate increase or decrease described above relating to such Rating Agency’s action.
          If the interest rate payable on the Notes is increased as described in this Section 3.02(d)(ii), then the term “interest”, as used in the Indenture and the Notes, shall be deemed to include any such additional interest unless the context otherwise requires.
          If any Rating Agency decreases or increases its rating of the Notes resulting in an adjustment to the per annum interest rate on the Notes pursuant to this Section 3.02(d)(ii), the Company shall notify the Trustee and the Holders of such rating decrease or increase and interest rate adjustment and the date such interest rate is effective no later than the earlier to occur of (a) three Business Days prior to the next interest payment date following public announcement of such rating decrease or increase by such Rating Agency and (b) the second Business Day following public announcement of such rating decrease or increase by such Rating Agency. The failure to give such notice shall not be a Default or an Event of Default under the Indenture.
          (e) Currency. The currency of denomination of the Notes is United States Dollars. Payment of principal of and interest and premium, if any, on the Notes shall be made in United States Dollars.
          Section 3.03. Optional Redemption.
          (a) The provisions of Article 11 of the Base Indenture, as amended by the provisions of this First Supplemental Indenture, shall apply to the Notes.
          (b) At any time and from time to time, the Notes shall be redeemable, as a whole or in part, at the Company’s option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the Notes to be redeemed, at a Redemption Price equal to the greater of (i) 100% of the Principal Amount of the Notes to be redeemed, or (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of interest and principal thereon (exclusive of interest accrued and unpaid to, but not including, the Redemption Date) discounted to the Redemption Date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 75 basis points, plus, in either case, accrued and unpaid interest to, but not including, the Redemption Date for the Notes.
          (c) On and after the Redemption Date for the Notes, interest will cease to accrue on the Notes or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price and accrued interest, if any. On or before the Redemption Date for the Notes, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the Redemption Price of the Notes to be redeemed on the Redemption Date, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest, if any. If less than all of the Notes are to be redeemed, the Notes to be redeemed, the Depositary shall select the Notes to be redeemed in accordance with its operational arrangements. If the Notes are not Global Notes held by the Depositary, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee deems fair and appropriate; provided, however that in no event, shall Notes of a principal amount of $2,000 or less be redeemed in part.
          (d) Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of the Notes to be redeemed; provided, however, that if the Trustee is asked to give such notice it shall be notified in writing of such request at least 15 days prior to the date of the giving of such notice (unless a shorter notice shall be satisfactory to the Trustee). Such notice shall state the Redemption Price (if known) or the formula pursuant to which the Redemption Price is to be determined if the Redemption Price cannot be determined at the time the notice is given. If the Redemption Price cannot be determined at the time such notice is to be given, the actual Redemption Price, calculated as described above in clause (b), shall be set forth in an Officers’ Certificate of the Company delivered to the Trustee no later than two Business Days prior to the Redemption Date. Notice of redemption having been given as provided in the Indenture, the Notes called for redemption shall, on the Redemption Date, become due and payable at the Redemption Price, plus accrued and unpaid interest, if any, to the Redemption Date, and from and after such Redemption Date (unless the Company shall default in the payment of the Redemption Price and accrued interest, if any) such Notes shall cease to bear interest.
          Section 3.04. Repurchase of Notes upon a Change of Control.
          (a) If a Change of Control Triggering Event occurs with respect to the Notes, unless the Company shall have exercised its option to redeem the Notes as described in Section 3.03 of this First Supplemental Indenture, the Company shall be required to make an offer (the “Change of Control Offer”) to each holder of the Notes to repurchase all or any part (equal to $2,000 or any integral multiple of $1,000 in excess thereof) of that Holder’s Notes on the terms set forth in this Section 3.04 and in the Notes. In the Change of Control Offer, the Company shall be required to offer payment in cash equal to 101% of the aggregate Principal Amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased up to, but not including, the date of repurchase (the “Change of Control Payment”). With respect to the Notes, within 30 days following any Change of Control Triggering Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company shall mail a notice to Holders of Notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed or, if the notice is mailed prior to the Change of Control, no earlier than 30 days and no later than 60 days from the date on which the Change of Control Triggering Event occurs (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

          (b) On the Change of Control Payment Date, the Company shall, to the extent lawful:
     (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
     (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
     (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate Principal Amount of Notes or portions of Notes being repurchased.
          The Company shall publicly announce the results of the Change of Control Offer on or as soon as possible after the date of purchase.
          (c) The Company shall not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and the third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, the Company shall not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than an Event of Default arising as a result of a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
          (d) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
ARTICLE 4
MISCELLANEOUS
          Section 4.01. Trust Indenture Act Controls. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the TIA, the required provision shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the TIA which may be so modified or excluded, the latter provision shall be deemed to apply to this First Supplemental Indenture as so modified or to be excluded, as the case may be.
          Section 4.02. New York Law to Govern. The Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York. The Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.
          Section 4.03. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
          Section 4.04. Severability. If any provision of this First Supplemental Indenture or the Notes shall be held to be illegal or unenforceable under applicable law, then the remaining provisions hereof shall be construed as though such invalid, illegal or unenforceable provision were not contained therein.
          Section 4.05. Ratification. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed. The Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture unless not permitted by law. The Trustee accepts the trusts created by the Indenture, and agrees to perform the same upon the terms and conditions of the Indenture.
          Section 4.06. Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.
          Section 4.07. Trustee Makes No Representation. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act under this First Supplemental Indenture.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

THE LUBRIZOL CORPORATION
By:	/s/ C. P. Cooley
	Name:	Charles P. Cooley
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President
Signature Page to First Supplemental Indenture

EXHIBIT A
FACE OF NOTE
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY THE COMPANY, THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.
UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE.

No. 001	$
THE LUBRIZOL CORPORATION
8.875% Note due 2019
CUSIP:
    ISIN:
          THE LUBRIZOL CORPORATION, an Ohio corporation (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the principal sum of                      DOLLARS ($                     ), or such other principal amount as may be set forth in the records of the Trustee (hereinafter referred to) in accordance with the terms of the Indenture, on February 1, 2019 (the “Maturity Date”) (except to the extent redeemed or repaid prior to the Maturity Date).
          Interest Payment Dates: February 1 and August 1
          Regular Record Dates: January 15 and July 15
          Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed under its corporate seal.
Dated:          , 2009

THE LUBRIZOL CORPORATION
By:
Name:
Title:

[CORPORATE SEAL]

Attest:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
Dated:           , 2009
          This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:
Name:
Title:

REVERSE OF NOTE
8.875% Senior Notes due 2019
          Capitalized terms used herein shall have the meanings assigned to them in the Base Indenture referred to below unless otherwise indicated.
          Interest. The Lubrizol Corporation, an Ohio corporation (the “Company”), promises to pay interest on the principal amount of this Note at 8.875% per annum from the date hereof until the Maturity. The Company shall pay interest in arrears semiannually on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from the date of issuance through but excluding the date on which interest is paid. The first Interest Payment Date shall be August 1, 2009. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
          Subject to the limitations set forth in Section 3.02(d)(ii) of the First Supplemental Indenture (as defined herein), the interest rate payable on the Notes (as defined herein) will be subject to adjustment from time to time, on the terms set forth in the Indenture, if either Moody’s or S&P (or, in either case, any Substitute Rating Agency thereof) downgrades (or subsequently upgrades) the debt rating assigned to the Notes. If the interest rate payable on this Note is increased in accordance with the terms hereof and of the Indenture, then the term “interest,” as used in this Note and the Indenture, will be deemed to include any such additional interest unless the context otherwise requires.
          Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the January 15 or July 15 immediately preceding the Interest Payment Date, even if such Notes are canceled after such Regular Record Date and on or before such Interest Payment Date, except as provided in Section 307 of the Indenture with respect to Defaulted Interest. The Notes shall be payable as to principal, premium, if any, and interest at the office of the Trustee, which shall be the initial Paying Agent and Security Registrar for the Notes, located initially at Wells Fargo Bank, National Association, Corporate Trust Operations, 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of, premium, if any, and interest on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
          General. This Note is one of a duly authorized issue of Securities of the Company, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of January 27, 2009, between the Company and Wells Fargo Bank, National Association (herein called the “Trustee”, which term includes any successor trustee under the Indenture with respect to a series of which this Note is a part), as supplemented by a

First Supplemental Indenture thereto, dated as of January 27, 2009 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as 8.875% Senior Notes due February 1, 2019 (collectively, the “Notes”), initially limited in aggregate principal amount to $                     (the “Initial Notes”).
          Further Issuance. The Company may from time to time, without the consent of the Holders of the Notes, issue additional Notes (the “Additional Notes”) having the same ranking and the same interest rate, Maturity and other terms as the Initial Notes. Any Additional Notes and the Initial Notes shall constitute a single series under the Indenture and all references to the Notes shall include the Initial Notes and any Additional Notes unless the context otherwise requires.
          Events of Default. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
          Sinking Fund. The Notes are not subject to any sinking fund.
          Optional Redemption. The Notes shall be redeemable at any time, at the option of the Company, in whole or from time to time in part, upon not less than 30 nor more than 60 days prior notice, on any date prior to their Maturity at a Redemption Price, calculated pursuant to the Indenture, which includes accrued interest thereon, if any, to, but not including, the Redemption Date. In the case of any partial redemption, selection of the Notes for redemption will be made by the Depositary or by the Trustee in accordance with the terms of the Indenture; provided, however, that in no event, shall Notes of a Principal Amount of $2,000 or less be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the Principal Amount thereof to be redeemed. A new Note in Principal Amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of this Note.
          Repurchase upon a Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, the Company shall be required to make an offer to repurchase the Notes on the terms set forth in the Indenture.
          Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.
          Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.
          Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes then Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Outstanding Notes, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
          Defaults and Remedies. Events of Default include: (a) default in the payment of any interest on the Notes, when such interest becomes due and payable, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of (or premium, if any, on) the Notes at its Maturity; (c) default in the performance, or breach, of any covenant or agreement of the Company in the Base Indenture that affects or is applicable to the Notes (other than a default in the performance or breach of a covenant or agreement that is elsewhere in the Indenture specifically dealt with or which has expressly been included in the Indenture solely for the benefit of other series of Securities), and continuance of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Notes a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; (d) default in the payment of principal when due or resulting in acceleration of other Indebtedness of the Company or any Significant Subsidiary for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $50 million and such acceleration has not been rescinded or annulled or such Indebtedness repaid within a period of 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of all Outstanding Notes; provided that if any such default is cured, waived, rescinded or annulled, then the Event of Default by reason thereof would be deemed not to have occurred; and (e) certain events of bankruptcy and insolvency with respect to the Company.
          If an Event of Default as described in clause (a), (b), (c) or (d), occurs and is continuing, then in every such case the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may declare the principal amount of the Notes then Outstanding and any accrued and unpaid interest through the date of such declaration, to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if from the

Holders), specifying the respective Event of Default and that it is a “notice of acceleration,” and upon any such declaration, the same shall become immediately due and payable.
          In the case of an Event of Default arising from certain events of bankruptcy or insolvency as described in clause (e) above, the Principal Amount of all Notes then Outstanding, together with any accrued and unpaid interest through the occurrence of such Event of Default, shall become and be due and payable immediately without any declaration or other act by the Trustee or any other Holder. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Holders of not less than a majority in aggregate Principal Amount of the then Outstanding Notes may on behalf of the Holders of all of the Notes waive any past Default or Event of Default described in clauses (a), (b) or (c) (or, in the case of a Default or Event of Default described in clause (d) or (e), the Holders of not less than a majority in principal amount of all Outstanding Securities may waive any such past Default or Event of Default) and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, the Notes, or in respect of a covenant or provision of the Indenture which under Article Nine of the Base Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of such affected series. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.
          Trustee Dealings with Company. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company and their Affiliates, and may otherwise deal with the Company and their Affiliates, as if it were not the Trustee.
          No Recourse Against Others. No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the U.S. Securities and Exchange Commission that such a waiver is against public policy.
          Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.
          Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).
          CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.
          Ranking. The Notes will be unsecured and unsubordinated obligations and will rank equal in right of payment to all of the existing and future unsecured and unsubordinated indebtedness of the Company.
          Defeasance and Covenant Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness with respect to the Notes and (b) certain covenants, including the covenant relating to consolidations and mergers, in each case upon compliance by the Company with certain conditions set forth in the Indenture.
          Satisfaction and Discharge. The Indenture contains provisions for satisfaction and discharge of the Notes at any time upon compliance by the Company with certain conditions set forth in the Indenture.
          Defined Terms. All terms used in this Note, which are defined in the Indenture and are not otherwise defined herein, shall have the meanings assigned to them in the Indenture.
          Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York law.
          Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

ASSIGNMENT FORM
To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)
and irrevocably appoint

to transfer this Note on the books of the Company. The agent may substitute another to act for him.
Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)
Signature Guarantee.

SCHEDULE OF INCREASES OR DECREASES IN PRINCIPAL AMOUNT
          The initial principal amount of this Note is $                    . The following increases or decreases in this Note have been made:

	Amount of decrease in	Amount of increase in	Principal amount of this
Date of Redemption or	Principal Amount of this	Principal Amount of this	Note following such	Notation Made by or on
Repurchase	Note	Note	decrease or increase	Behalf of Trustee